Exhibit 99.1

Coldwater Creek Announces Increase in Second Quarter 2008

Sales and Earnings Guidance

 - Company to Host Analyst - Investor Event on July 15, 2008 -

SANDPOINT, Idaho, July 14, 2008 – Coldwater Creek Inc. (NASDAQ: CWTR) announced today that it has increased its sales and earnings guidance for the second quarter and full year of fiscal 2008.

The Company increased its second quarter fiscal 2008 sales guidance to a range of $235 million to $240 million and earnings per share to a range of $0.00 to $0.02. The previous ranges were $215 million to $239 million and $(0.09) to $(0.03), respectively. For fiscal 2008, the Company increased its sales guidance to a range of $1,105 million to $1,151 million and earnings per share to a range of $(0.04) to $0.09. The previous ranges were $1,085 million to $1,150 million and $(0.13) to $0.04, respectively.

“We are very pleased with the results of the entire organization’s intense focus on executing our strategic initiatives, particularly in light of the continued challenging retail environment,” said Daniel Griesemer, president and chief executive officer of Coldwater Creek. “We continue to focus on the aspects of the business within our control and remain committed to returning the company to sustainable and profitable growth and ensuring that our product and experience exceeds the Coldwater Creek customer’s expectations.”

2008 Guidance Summary

					Full Year
	Q108A	Q208	Q308	Q408	2008

Sales (in millions)	$271	$235 - $240	$261 - $279	$338 - $361	$1,105 - $1,151

Earnings (loss) per share	$(0.10)	$0.00 - $0.02	$0.02 - $0.07	$0.04 - $0.10	$(0.04) - $0.09

Analyst – Investor Event

Coldwater Creek will host an Analyst – Investor event in Sandpoint, Idaho on Tuesday, July 15, 2008 beginning at 11:30 a.m. (Eastern).  To listen via telephone, please dial 913-312-9309 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “2174720” to enter the call.  To listen to the live audio web cast of the management presentations, log on to http://www.videonewswire.com/event.asp?id=49987. Also, a link to the live Web cast of the call is provided in the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until midnight on Friday, August 29, 2008. The replay can be accessed by dialing 719-457-0820 and giving the password “2174720”. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Founded in 1984, and headquartered in Sandpoint, Idaho, Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our projected fiscal 2008 sales, earnings (loss) per share, store openings, capital expenditures, expenses and inventory levels. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks, as well as assumptions that if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as increased promotional activity in the specialty retail marketplace, weather, rising fuel costs, economic, political and competitive conditions and the possibility that because of lower than expected customer response we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our cost cutting efforts will not be successful;

•                  unexpected or increased costs or delays in the development and expansion of our retail chain, such as delays we may encounter in securing premium retail space for our stores;

•                  our potential inability to recover the substantial fixed costs of our retail expansion due to sluggish sales;

•                  our inability to continue to fund our retail expansion with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, and risks related to our foreign sourcing strategy, which include weakness in the U.S. dollar, additional costs of doing business overseas, transportation delays, and political and economic instability, and the possibility, therefore, that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  the effect of increased fuel costs on various aspects of our business, including shipping, transportation, merchandise acquisition and consumer spending;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  uncertainties related to our shift to a triple-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  new interpretations of or changes to current accounting rules;

•                  risks associated with our dependence on a single distribution facility;

•                  risks associated with a failure by independent manufacturers to comply with our quality, product safety and labor practices requirements;

•                  our ability to hire, retain and train key personnel;

and such other factors as are discussed in our most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”). We believe that these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We are not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this release. We provide a detailed discussion of risk factors in periodic SEC filings, and you are encouraged to review these filings in connection with this release.

Contact:

     COLDWATER CREEK INC.

     Marie Hirsch

     Director of Investor Relations

     208-265-7354